Exhibit 99.1
July 5, 2006
Mark Miller Named CEO of New Horizons Worldwide
ANAHEIM, Calif., July 5, 2006 — New Horizons Worldwide, Inc., the world’s largest independent IT training provider, today announced that it has named Mark Miller to serve as the company’s chief executive officer effective July 5, 2006. Mr. Miller was also named to the board of directors. As previously announced, Tom Bresnan shall remain as President until July 31, 2006, at which time Mr. Miller will assume the role of President.
Miller brings a wealth of expertise in business services, consumer services and franchising to New Horizons, having spent over 20 years in various senior executive roles with Fortune 50 companies, middle market firms and entrepreneurial ventures. Most recently, Miller served as Group Executive Vice President for Right Management Consultants, the world’s largest provider of career transition and organizational consulting services, where he was responsible for the company’s business in North and Latin America. Prior to joining Right, Miller held assignments as a division manager within the PepsiCo family of companies, as President of Nutri/System and as Chairman and CEO of a venture backed entrepreneurial undertaking. He has been with several franchisors, has worked with over 500 franchisees and earlier in his career served as Vice President, Operations of a franchisee in a national franchise system. Miller received his Bachelor’s Degree in Business Administration from the University of Michigan.
“The board selected Mark based on his extensive experience in the franchising industry as well as his record of successfully driving revenue growth in business and consumer services.” said Curtis Lee Smith, Chairman of the Board. “His past experience and accomplishments demonstrate that Mark has the ability to expand the New Horizons network and bring value to both shareholders and franchisees.”
About New Horizons Computer Learning Centers
Anaheim, California-based New Horizons Computer Learning Centers (NEWH.PK) was named the world’s largest independent IT training company by IDC in 2005. New Horizons franchises the New Horizons Computer Learning Center brand in the US and around the world through its subsidiary, New Horizons Franchising Group, Inc., and also owns and operates several computer training centers in the US. Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 280 centers in 56 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. For more information, or to find a local New Horizons Computer Learning Center, visit www.newhorizons.com
Company Contact
Mark Tucker, Director of Marketing Communications
714-940-8201
mark.tucker@newhorizons.com